EXHIBIT 99.1

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Fred Roselli - Media Relations
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Lauren Sayeski – European Media Relations
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FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES, INC.
DECLARES REGULAR QUARTERLY DIVIDEND

ATLANTA, February 4, 2014 – The Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) Board of Directors increased the company’s regular quarterly dividend 25 percent to 25 cents per share. The quarterly dividend rate is equivilent to an annual divdend of $1.00 per share. The dividend is payable March 20, 2014 to shareowners of record on March 7, 2014.
“We have a sustained objective to create shareowner value,” said John F. Brock, chairman and chief executive officer. “This is our seventh consecutive annual dividend increase, and combined with our share repurchases efforts, demonstrates our ongoing commitment to this goal.”
ABOUT CCE

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Coca-Cola Enterprises, Inc. (CCE) is the leading Western European marketer, producer, and distributor of non-alcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. We operate with a local focus and have 17 manufacturing sites across Europe, where we manufacture nearly 90 percent of our products in the markets in which they are consumed. Corporate responsibility and sustainability is core to our business, and we have been recognized by leading organizations in North America and Europe for our progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about our company, please visit our website at www.cokecce.com and follow us on twitter at @cokecce.

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